UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

TMST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11914	85-0404134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Lincoln Avenue, Suite 100, Santa Fe, New Mexico 87501

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (505) 989-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events.

On February 22, 2012, the United States Bankruptcy Court for the District of Maryland (the “Bankruptcy Court”) issued a Memorandum of Decision and entered an Order Determining Count IV of the Complaint (the “Decision”) filed by Credit Suisse Securities (USA), LLC (“Credit Suisse”) against TMST, Inc. f/k/a Thornburg Mortgage, Inc., TMST Hedging Strategies, Inc. f/k/a Thornburg Hedging Strategies, Inc., and TMST Home Loans, Inc. f/k/a Thornburg Mortgage Home Loans, Inc. (collectively, the “Debtors”) on August 28, 2009 [Adv. Proc. No. 09-0574-DWK]. By operation of law, Joel I. Sher, Chapter 11 Trustee (the “Trustee”) for the Debtors was substituted as party Defendant following his appointment in October 2009. Count IV sought declaratory judgment on Credit Suisse’s interest in certain mortgage servicing rights (“MSR”), which were sold by the Trustee pursuant to court order on February 16, 2010. The Bankruptcy Court issued the Decision after conducting a three-day trial on February 1-3, 2011, solely on Count IV of the Complaint. In the Decision, the Bankruptcy Court confirmed its prior ruling that the Debtors’ bankruptcy estates hold approximately $16,882,896.95 plus earned interest, representing unpaid servicing fees and advances reimbursed by the purchaser as part of the MSR sale, free and clear of the lien held by Credit Suisse, and additionally determined that the Debtors’ bankruptcy estates are entitled to and hold 5% of the proceeds of the purchase price ($79,302,557.53) of the MSR sale free and clear of the lien held by Credit Suisse, approximately $3,965,127.00, plus earned interest, for a total recovery of approximately $20.8 million. The Decision does not resolve the remaining Counts in the Complaint and the Bankruptcy Court has scheduled a status conference for April 11, 2012 to address the same. The Trustee will continue to represent the interests of the Debtors’ bankruptcy estates with respect to these matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMST, INC.

By:	/S/ JOEL I. SHER
Joel I. Sher
Chapter II Trustee

Date: February 24, 2012